Rule 424(b)(3)
                                            File Nos. 333-66467 and 333-66467-01

AMENDMENT NO. 1, DATED AS OF JULY 29, 1999
TO PRICING SUPPLEMENT NO. 19 DATED July 29, 1999
(To Prospectus Dated November 10, 1998, as Supplemented November 10, 1998)

                     COUNTRYWIDE HOME LOANS, INC.
                      MEDIUM-TERM NOTES, SERIES H

                     UNCONDITIONALLY GUARANTEED BY
                  COUNTRYWIDE CREDIT INDUSTRIES, INC.
                           FIXED RATE NOTES
                           ----------------


Trade Date:             July 22, 1999       Book Entry: |X|
Issue Price:            100%                Certificated: |_|
Original Issue Date:    August 12, 1999     Principal Amount:    $ 60,000,000
Stated Maturity Date:   August 12, 2019     Net Proceeds:        $ 58,755,000
Interest Rate:          8.00%               Specified Currency:  U.S. Dollars

Exchange Rate Agent:    N/A

Agent:                  Countrywide Securities Corporation

Minimum Denomination:   $1,000
Interest Payment Dates: February 12 and August 12, commencing
                        February 12, 2000
Record Dates:           January 29 and July 29

Redemption:                                 Repayment:

Check box opposite applicable paragraph:    Check box opposite applicable
                                              paragraph:
| | The Notes cannot be redeemed prior to   |X| The Notes cannot be repaid prior
  maturity.                                   to maturity.
|X| The Notes may be redeemed prior to      |_| The Notes may be repaid prior to
  maturity.                                   maturity.
Initial Redemption Date: August 12, 2003    Optional Repayment Dates:
Initial Redemption Percentage:  100%
Annual Redemption Percentage Reduction,
  if any:

Additional/Other Terms: The Notes may be redeemed at any time, in whole or in part, on or after the Initial Redemption Date upon 10 business days' notice to the Holder.

                            --------------

     The Notes to which this Pricing Supplement relates will be unsecured and unsubordinated indebtedness of CHL and will rank equally with CHL's other unsecured and unsubordinated indebtedness. As of May 31, 1999, the Guarantor did not have any secured indebtedness outstanding and CHL had $203,023,498 aggregate principal amount of secured indebtedness outstanding.
As of that date, CHL had $9,140,401,742 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with CHL's other unsecured and unsubordinated indebtedness and will rank equally with the Notes to which this Pricing Supplement relates.

                            --------------

     Effective June 17, 1999, CHL reduced the aggregate offering price of the Medium-Term Notes, Series H, issuable under the medium-term note program described in the Prospectus Supplement, dated November 10, 1998, to the Prospectus, dated November 10, 1998, to $2,250,000,000 from
$3,000,000,000.